Exhibit 99.2

Transcript of A Message from the Dominion Energy Board of Directors

Robert H. Spilman, Jr.

Lead Independent Director

On behalf of the Dominion Energy’s Board of Directors, thank you for attending today's investor meeting.

I’d like to begin by expressing our excitement for the future of the company. Today marks the start of a new era for Dominion Energy. The entire board believes the top-to-bottom review has delivered a result that solidly positions the company to create maximum long-term value for all stakeholders.

Joseph M. Rigby

Independent Director

Chair of the Audit Committee

Thanks, Rob. It’s important that you, our owners, know that the Board has been intensely involved throughout the review process. We've received frequent and comprehensive updates from management and our advisors.

We’ve rigorously questioned critical assumptions, analyses, and conclusions. We’ve met with investors directly and taken their feedback to heart. We’ve met without management: asking hard questions and challenging each other and ourselves.

Under the Board’s oversight, management guided the review, attacked issues that in the past challenged the company’s performance, and maintained unwavering focus and effort throughout. We commend Bob and his team for the transparent and thorough manner in which they have conducted the review.

As a result, we have great conviction in the leadership team and strategic and financial plan you are learning about today.

Susan N. Story

Independent Director

Chair of Sustainability and Corporate Responsibility Committee

That’s exactly right. The company is positioned to deliver a durable, predictable, and high-quality growth profile based on strong regulatory frameworks, improved financial positioning, and optimal capital allocation. The Board has better aligned management compensation with financial performance, and we’ve continued best-practice Board refreshment. Since 2019, we’ve added 6 new directors which will represent more than 50% of the Board. It is also worth noting that over the past year, the company has settled multiple rate cases, continued to be one of the industry's most efficient and cost-effective operators, significantly advanced the Coastal

Offshore Wind project, and had one of its safest years for our employees in the company's history.

Notwithstanding how much has been accomplished during the review, the hard work continues. Great assets, great people, and a great financial plan are not enough. For the business review to be successful, we must now consistently execute. You've heard Bob say clearly that he is personally accountable for the company's performance. Let us, the Board, also be clear. We will hold Bob and the management team accountable, and we expect that you, the company's owners, will hold us to account as well.

We assure you that the rigor of our oversight will not wane now that we enter a new chapter. As stewards of investors’ capital, we take our responsibility seriously and realize our obligations are to maximize shareholder value.

Robert H. Spilman, Jr.

Thank you, Susan.

I'll conclude our remarks where we started: Emphasizing the Board’s excitement for and confidence in this strategy, this plan, this management team, and the company's future. Please enjoy the rest of today's meeting. Thank you.